UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 27, 2014

LEXARIA CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4

Registrant's telephone number, including area code: (604) 602-1675

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Letter of intent, executed on behalf of Lexaria Corp. and/or its wholly-owned subsidiary Great Lakes Cannabis Corp (the “Lessee”) and Arnprior Bay Property Limited, c/o Huntington Properties, (the “Lessor”) sets out the Lessee’s and Lessor’s shared intent to enter into a lease agreement (the “Lease”) for warehouse space (the “Leased Premises”) in the building located at, Ontario (the “Building”) and to enter a finance agreement into Lexaria Corp and/or Great Lakes Cannabis Corp.

The terms and conditions to be properly set out in a binding lease agreement, and a binding finance agreement and such other documentation as the parties shall determine necessary will include the following terms and conditions:

1.

Lease space to be approximately 24,000 square feet with an option to lease a further 22,000 square feet on the same terms and conditions within 2 years. A first right of refusal in favour of the Lessee will be available to lease approximately an additional 49,000 square feet for a total of approximately 95,000 square feet as further space currently leased at the Building site comes available. If city approval is not forthcoming or denied, for any reason, Lexaria will continue its relationship with Huntington, under the same terms, to find a suitable location.

2.

The Lease shall be conditional for a period of up to 180 days in order to obtain approval from the appropriate municipal authorities that the zoning applicable to the Leased Premises allows for the Lessee’s intended use of the Leased Premises, in particular a legal marijuana production facility, and that the municipality will provide a letter to that effect. If the Municipality does not approve medical marijuana for this location, the obligations of both the Lessee and the Lessor ends and the remaining lease shall be null and void.

3.	The basic rent for the Leased Premises over the term shall be as follows:

Years 1- 4 - $6.75 psf per annum
Years 5- 7 - $7.25 psf per annum
Years 8-10 - $8.25 psf per annum

4.	Common area charges and taxes are additional, which are currently approximately $2.50 per square foot per annum. All utilities will be in addition to the rent and billed directly to the Lessee.

5.

No rent costs are applied or earned until that day when the Municipality provides the written letter approving the use of the facility, as noted in paragraph 2, above. As well, upon acceptance of suitability by examination and inspection of premises by representatives of Lexaria.

6.	Lease term to be 10 years, with the Lessee having an option to renew for two (2) further eight (8) year terms at a market rate to be negotiated at the time of renewal.

7.

The Lessee will require tenant improvements to the Leased Premises. The Lessor shall contribute $20.00 per square foot towards the total costs of the tenant improvement at the time of tenant improvement, to a maximum total of $1,000,000. All tenant improvement costs that exceed $20.00 are the sole responsibility of the Lessee.

8.

This Letter of Intent sets out our shared intentions but does not create a binding obligation to Lease. The intended relationship set out in this Letter of Intent shall be solely governed by a binding lease agreement in the Lessor’s standard form, but containing those terms and conditions set out in this Letter of Intent and as otherwise agreed between the parties.

9.

Lessor and/or its associates (the “Finance Group”) agrees to provide investment (the “Financing”) to Lexaria by way of an equity financing on terms that are compliant with Canadian Securities Exchange regulations as well as with all security regulations in both Canada and the USA. The Finance Group agrees to invest up to $2,000,000 into Lexaria Corp under the terms in paragraph 10 below. These funds will be raised concurrent to acceptance of the terms, by both parties, of this LOI. The funds shall be held in escrow (with Lexaria’s Lawyer) until such time that is approved for the use and rezoned by the authorities, or failing that, another suitable Huntington property is sourced. Lexaria will Endeavour to raise matching funds. All funds will be utilized for build out, licensing (MMPR), and key employee acquisition of the Huntington property, as well as general working capital.

10.

At the time of this Letter of Intent, the terms of the Financing are by way of equity units (the “Units”) currently priced at US$0.20 each. Each Unit consists of one previously unissued common share, as presently constituted (a “Share”) and one non-transferable common share purchase warrant (each warrant, a “Warrant”) of Lexaria Corp. One Warrant will entitle the holder, on exercise, to purchase one additional common share of Lexaria Corp (a “Warrant Share”) at a price of US$0.50 per Warrant Share at any time until the close of business on the day which is 18 months from the date of issue of the Warrant. The terms of the Financing may be adjusted if by mutual consent of Lexaria Corp and the Lessor but only if in compliance with all regulations.

11.

This Letter of Intent sets out our shared intentions but does not create a binding obligation to finance. The intended relationship set out in this Letter of Intent shall be solely governed by a binding finance agreement in the Lessee’s standard form, but containing those terms and conditions set out in this Letter of Intent and as otherwise agreed between the parties, all of which must be in accordance with appropriate securities regulations in force in both Canada and the USA.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the letter of intent is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter of Intent Agreement dated May 26, 2014
99.1	Press Release dated May 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2014

Lexaria Corp.
(Signature)	By:	“/s/ Chris Bunka”
Chris Bunka
President & CEO